Exhibit 99.1

Big Digital Energy, Inc. Announces Colocation Agreement with the Endeavor Group

Transaction Expected to Fill Capacity, Drive Near-Term Revenue Growth, and Increase Cash Flows; Demonstrate Management’s Commitment to Shareholders

MIDLAND, PA – April 27, 2026 — Big Digital Energy, Inc. (“Big Digital” or the “Company”) (Nasdaq: MIGI; expected to change to “BGDE” on April 30, 2026), formerly known as Mawson Infrastructure Group Inc., today announced that it has entered into a strategic colocation agreement with an affiliate of the Endeavor Group (“Endeavor”). Endeavor consists of certain members of the Company’s management team.

Under the terms of the agreement, Endeavor will purchase and deliver approximately 25,000 mining computers, and Big Digital will provide Endeavor with approximately 75MW of compute capacity. The Parties will operate under a 50%/50% profit-sharing arrangement whereby Big Digital will receive 100% of the cash proceeds from the miners, and Endeavor will be compensated with a mix of shares of the Company’s common stock and warrants to purchase the Company’s common stock.

Phil Stanley, Chief Executive Officer of Big Digital, commented, “This agreement demonstrates how the new management team at Big Digital is aggressively working to unearth new revenue streams and maximize the utility of our assets. By leveraging our existing infrastructure and partnering with a well-capitalized counterparty, we’re able to rapidly bring incremental capacity online in a capital-efficient manner. This is the first of many transactions we expect to undertake as we focus on accelerating revenue growth, expanding our operational footprint, enhancing overall profitability, and creating value for our shareholders.”

Joshua Kilgore, Executive Chairman of Big Digital, stated, “We are committed to the long-term performance of Big Digital and have structured this transaction to demonstrate our commitment. This arrangement: (1) rapidly enhances Big Digital’s cash flows, (2) does not require Big Digital to deploy capital or incur liabilities, (3) provides Big Digital with an above market profit-sharing arrangement, and (4) is only profitable for Endeavor if Big Digital’s shares appreciate materially.”

The transaction was reviewed and unanimously approved by the independent members of the Company’s Audit Committee. All directors and officers with an ownership interest in Endeavor recused themselves from all deliberations and did not participate in the vote. The consideration under the agreement will be based on the market value of the mining computers and a volume-weighted average price of the common stock as of the date of the agreement.

The Company expects the deployment of the mining computers to commence promptly, utilizing available capacity across Big Digital’s existing infrastructure footprint. This initiative is aligned with the Company’s broader strategy of optimizing underutilized assets while pursuing high-return opportunities across its digital infrastructure platform. The incremental free cashflow to the Company will be used to improve existing assets, build out new assets, and build a secure foundation for the future.

Related Party Disclosure

The Company’s entry into the strategic colocation agreement constitutes a related party transaction within the meaning of Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Big Digital Energy, LLC, is a party to the agreement, and it is deemed an affiliate of Endeavor and the Company because it is owned and/or controlled by Josh Kilgore, the Company’s Executive Chair; Phil Stanley, the Company’s CEO and a member of the Company’s Board of Directors; and Cody Smith, the Company’s COO and a member of the Company’s Board of Directors. As previously disclosed by Endeavor in that certain Amendment No. 8 to Schedule 13-D filed on April 7, 2026, Messrs. Kilgore, Stanley, and Smith directly or indirectly are beneficial owners of 29% of the Company’s common stock.

About Big Digital Energy, Inc.

Big Digital Energy, Inc. (Nasdaq: MIGI; expected to change to “BGDE” on April 30, 2026) is a U.S.-based technology company that designs, builds, and operates next-generation digital infrastructure platforms. The Company provides services spanning artificial intelligence (“AI”), high performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive compute applications. The Company delivers both self-mining operations and colocation/hosting for enterprise customers, with a vertically integrated infrastructure model built for scalability and efficiency.

A core part of the Company’s strategy is powering its operations with carbon-free energy resources—including nuclear power—ensuring that its compute platforms support the rapid growth of the digital economy in an environmentally sustainable way. With 129 megawatts of capacity already online and more under development, the Company is positioning itself as a competitive provider of carbon-aware digital infrastructure solutions.

For more information about the Company, visit: https://bigdigital.energy

CAUTIONARY LANGUAGE ON FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected benefits of the joint venture, the deployment of mining equipment, revenue growth, and the Company’s strategic initiatives. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including, without limitation, continued evolution and uncertainty related to technologies and digital infrastructure; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; the availability of financing; access to reliable and reasonably priced electricity sources; operational and equipment risks; counterparty risks; volatility in digital asset markets; and other risks described in the Company’s filings with the SEC.

The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances after the date of this release, except as required by law. Additional information regarding these and other factors can be found in the Company’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

CONTACT

Investor Relations: IR@bigdigital.energy

Partnerships: Partnerships@bigdigital.energy

Media and Press: mediarelations@bigdigital.energy

Website: www. bigdigital.energy